Exhibit 99.1

SCHEDULE A

Date	Nature of Transaction	Reporting Person(s)	Number of Shares	Price Per Share
06/04/2025	Acquisition(1)	Scott J. Vassalluzzo	410	$0

05/12/2025	Disposition(2)	PGP	4,227	$499.8406

05/12/2025	Disposition(3)	PGP, Prescott Associates	11,837	$499.8406

05/12/2025	Disposition(4)	PIPS	845	$499.8406

05/08/2025	Disposition(4)	PIPS	1,336	$494.9196

05/08/2025	Disposition(2)	PGP	6,682	$494.9196

05/08/2025	Disposition(3)	PGP, Prescott Associates	18,710	$494.9196

05/07/2025	Disposition(4)	PIPS	1,441	$495.1655

05/07/2025	Disposition(2)	PGP	8,643	$495.1655

05/07/2025	Disposition(3)	PGP, Prescott Associates	23,049	$495.1655

(1) Represents the vesting of restricted stock units previously granted to Mr. Vassalluzzo under the Issuer’s Incentive Plan.

(2) Represents an open market sale on The Nasdaq Stock Market LLC by Idoya Partners L.P., a private investment limited partnership, the general partner of which is PGP.

(3) Represents an open market sale on The Nasdaq Stock Market LLC by Prescott Associates, the general partner of which is PGP.

(4) Represents an open market sale on The Nasdaq Stock Market LLC by PIPS.

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Amendment No. 13 to Schedule 13D, dated July 7, 2025, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Date:   July 7, 2025

PRESCOTT General partners LLC

/s/ Scott J. Vassalluzzo
Name: Scott J. Vassalluzzo
Title: Managing Member

PRESCOTT ASSOCIATES L.P.

By: Prescott General Partners LLC
Its: General Partner

/s/ Scott J. Vassalluzzo
Name: Scott J. Vassalluzzo
Title: Managing Member

PRESCOTT INVESTORS PROFIT SHARING TRUST

/s/ Scott J. Vassalluzzo
Name: Scott J. Vassalluzzo
Title: Trustee

/s/ Thomas W. Smith
Thomas W. Smith

/s/ Scott J. Vassalluzzo
Scott J. Vassalluzzo